UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

HELIO CORPORATION

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

HELIO CORPORATION

2448 Sixth Street Berkeley, CA 94710

[●], 2026

NOTICE OF WRITTEN CONSENT OF SHAREHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY

To the Shareholders of Helio Corporation:

This Notice and the accompanying Information Statement are being furnished to the shareholders of Helio Corporation, a Florida corporation (the "Company," "we," "us," or "our"), in connection with the corporate action described below taken by the Company's Board of Directors (the "Board") and by the shareholders representing a majority of the voting control of the Company (the "Majority Shareholders"). The shareholders representing a majority of the voting control of the Company, by written consent in lieu of a meeting delivered on May 11, 2026, pursuant to Section 607.0704 of the Florida Business Corporation Act (the "FBCA") and the bylaws of the Company, provided approval for the following corporate action (the "Authorization"):

Item 1.	The approval and authorization of an amendment to the Company's Articles of Incorporation to effect a reverse stock split of the Company's issued and outstanding Common Stock, par value $0.0001 per share (the "Common Stock"), at a ratio within the range of 1.25-for-1 to 5-for-1 (the "Reverse Stock Split"), with the exact ratio and timing of the Reverse Stock Split to be determined by the Board of Directors (or a duly authorized committee thereof) in its sole discretion at any time within 12 months following the date of the written consent, to support the Company's proposed uplisting of its Common Stock to the Nasdaq Capital Market and related underwritten public offering.

All of the members of the Board, by unanimous written consent in lieu of a meeting, as provided under the FBCA, provided similar authorization for Item 1 on May 9, 2026.

The accompanying Information Statement is being furnished to our shareholders of record as of May 11, 2026 (the "Record Date"), in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated by the Securities and Exchange Commission (the "SEC") thereunder, solely for the purpose of informing our shareholders of the action taken by written consent. As the matter set forth in the accompanying Information Statement has been duly authorized and approved by the written consent of the holders of more than a majority of the Company's voting securities, your vote or consent is not requested or required to approve this matter.

The accompanying Information Statement is provided solely for your information, and also serves the purpose of informing shareholders of the matter described herein pursuant to Section 14(c) of the Exchange Act and the rules and regulations prescribed thereunder, including Regulation 14C. The accompanying Information Statement also serves as the notice required by Section 607.0704 of the FBCA of the taking of a corporate action without a meeting by less than unanimous written consent of the Company's shareholders. You do not need to do anything in response to this Notice and the Information Statement.

Pursuant to Rule 14c-2(b) promulgated by the SEC under the Exchange Act, the action approved by the Authorization and the written consent of the Board cannot become effective until 20 calendar days from the date of mailing of the Definitive Information Statement to our shareholders as of the Record Date.

THIS IS NOT A NOTICE OF A MEETING AND NO SHAREHOLDERS' MEETING WILL BE HELD TO CONSIDER THE MATTER DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors

/s/ Edward M. Cabrera

Edward M. Cabrera

Chief Executive Officer and Chairman of the Board

[●], 2026

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY

The following approval should be read in conjunction with the information provided in the Table of Contents above.

3

ITEM 1. — REVERSE STOCK SPLIT

Overview

On May 9, 2026, our Board of Directors (the "Board"), at a duly called meeting, approved and adopted a proposal to amend our Articles of Incorporation to effect a reverse stock split of our issued and outstanding Common Stock at a ratio within the range of 1.25-for-1 to 5-for-1 (the "Reverse Stock Split"), with the exact ratio and timing of the Reverse Stock Split to be determined at the sole discretion of the Board (or a duly authorized committee thereof) at any time within 12 months following shareholder approval, without further approval or authorization of our shareholders before the filing of an amendment to the Articles of Incorporation effecting the proposed Reverse Stock Split.

Effecting the Reverse Stock Split requires that the Articles of Incorporation of the Company be amended to include a reference to the Reverse Stock Split. If implemented, the Reverse Stock Split will be effective upon the filing of Articles of Amendment to the Articles of Incorporation with the Florida Department of State, Division of Corporations, with such filing to occur, if at all, at the sole discretion of the Board within 12 months following shareholder approval.

If implemented, except for de minimis adjustments that may result from the treatment of fractional shares, as described below, the Reverse Stock Split will not have any dilutive effect on our shareholders since each shareholder would hold the same percentage of our Common Stock outstanding immediately following the Reverse Stock Split as such shareholder held immediately prior to the Reverse Stock Split. The relative voting and other rights that accompany the shares would not be affected by the Reverse Stock Split.

The text of the proposed Articles of Amendment remains subject to modification to include such changes as may be required by the Florida Department of State and as our Board deems necessary or advisable to implement the Reverse Stock Split.

Purpose and Rationale for the Reverse Stock Split

Our Board strongly believes that the Reverse Stock Split is necessary to support the Company's proposed uplisting of its Common Stock to the Nasdaq Capital Market and a related underwritten public offering.

Our Common Stock is presently quoted on the OTC Markets OTCID tier under the symbol "HLEO." We have applied, or intend to apply, to list our Common Stock on The Nasdaq Capital Market under the proposed symbol "HLEO." To satisfy the minimum bid price requirements for listing on The Nasdaq Capital Market, our Board has determined that a reverse stock split is advisable and in the best interests of the Company and its shareholders. Our Board has considered the potential harm to the Company and our shareholders should we be unable to satisfy the listing requirements of the Nasdaq Capital Market. Failure to list on Nasdaq could adversely affect the liquidity of our Common Stock since the OTC Markets are generally considered to be less efficient markets than Nasdaq. An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common Stock on the OTC Markets. Many investors likely would not buy or sell our Common Stock due to difficulty in accessing the OTC Markets, policies preventing them from trading in securities not listed on a national exchange, or for other reasons.

Our Board believes that the Reverse Stock Split is a potentially effective means for us to increase the per share market price of our Common Stock in order to satisfy the minimum bid price requirement for Nasdaq listing, and to avoid or mitigate the likely adverse consequences of failing to list on the Nasdaq Capital Market. Our Board does not intend for this transaction to be the first step in a series of plans or proposals to effect a "going private transaction" within the meaning of Rule 13e-3 of the Exchange Act.

4

Management and the Board have considered the potential benefits to us and our shareholders of the Reverse Stock Split. The Board believes that the increased market price of our Common Stock expected as a result of implementing the Reverse Stock Split could improve the marketability and liquidity of our Common Stock and other securities and will encourage interest and trading in our Common Stock. The Reverse Stock Split, if effected, could allow a broader range of institutions to invest in our Common Stock (namely, funds that are prohibited from buying stock whose price is below a certain threshold), potentially increasing the trading volume and liquidity of our Common Stock. The Reverse Stock Split could help increase analyst and broker interest in our Common Stock, as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.

In addition, because the number of authorized shares of our Common Stock will not be reduced, the Reverse Stock Split will result in an effective increase in the authorized but unissued number of shares of our Common Stock. The effect of the relative increase in the amount of authorized and unissued shares of our Common Stock would allow us to issue additional shares of Common Stock in connection with future financings, the proposed underwritten public offering, employee and director benefit programs, and other desirable corporate activities, without requiring our shareholders to approve an increase in the authorized number of shares of Common Stock each time such an action is contemplated, subject to applicable law.

We cannot assure you that the Reverse Stock Split will have any of the desired effects described above. More specifically, we cannot assure you that after the Reverse Stock Split the market price of our Common Stock will increase proportionately to reflect the ratio for the Reverse Stock Split, that the market price of our Common Stock will not decrease to its pre-split level, that our market capitalization will be equal to the market capitalization before the Reverse Stock Split, or that we will be able to satisfy all Nasdaq listing requirements or consummate the proposed underwritten public offering.

Potential Disadvantages of the Reverse Stock Split

We cannot assure you that the Reverse Stock Split will accomplish any of the above objectives for any meaningful period of time. While we expect that the reduction in the number of outstanding shares of Common Stock will increase the market price of our shares, we cannot assure you that the Reverse Stock Split will increase the market price of our Common Stock by a multiple equal to the inverse of the Reverse Stock Split ratio, or result in any permanent increase in the market price of our Common Stock, which is dependent upon many factors, including our business and financial performance, general market conditions, and prospects for future success. If the per share market price does not increase proportionately as a result of the Reverse Stock Split, then the value of our Company as measured by our stock capitalization will be reduced, perhaps significantly.

The number of shares held by each individual holder of Common Stock would be reduced if the Reverse Stock Split is implemented. This will increase the number of shareholders who hold less than a "round lot," or 100 shares. Typically, the transaction costs to shareholders selling "odd lots" are higher on a per share basis. Consequently, the Reverse Stock Split could increase the transaction costs to existing holders of Common Stock in the event they wish to sell all or a portion of their position.

Although our Board believes that the decrease in the number of shares of our Common Stock outstanding as a consequence of the Reverse Stock Split and the anticipated increase in the market price of our Common Stock could encourage interest in our Common Stock and possibly promote greater liquidity for our shareholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split.

Determination of the Ratio for the Reverse Stock Split

In determining the split ratio range, the Board considered numerous factors, including the historical and projected performance of our Common Stock, the minimum bid price requirements of the Nasdaq Capital Market, the requirements of the proposed underwritten public offering, prevailing market conditions, and general economic trends. The exact ratio within the approved range of 1.25-for-1 to 5-for-1 will be determined by the Board (or a duly authorized committee thereof) in its sole discretion at such time as the Board determines it is appropriate to effect the Reverse Stock Split, with emphasis placed on the expected closing price of our Common Stock in the period following the effectiveness of the Reverse Stock Split.

5

Principal Effects of the Reverse Stock Split

After the effective date of the proposed Reverse Stock Split, each shareholder will own a reduced number of shares of Common Stock. Except for adjustments that may result from the treatment of fractional shares as described below, the proposed Reverse Stock Split will affect all shareholders uniformly. The proportionate voting rights and other rights and preferences of the holders of our Common Stock will not be affected by the proposed Reverse Stock Split (other than as a result of the rounding up of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of our Common Stock immediately prior to the Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of our Common Stock immediately after such Reverse Stock Split. The number of shareholders of record also will not be affected by the proposed Reverse Stock Split.

The following table contains the approximate number of issued and outstanding shares of Common Stock, and the estimated per share trading price following the Reverse Stock Split at the minimum and maximum ratios within the approved range, without giving effect to any adjustments for fractional shares of Common Stock or the issuance of any derivative securities, as of May 11, 2026 (the Record Date).

	Current	After 1.25-for-1 Reverse Split	After 5-for-1 Reverse Split
Common Stock Authorized	100,000,000	100,000,000	100,000,000
Common Stock Outstanding	25,342,454	~20,273,963	~5,068,490
Estimated Price Per Share (based on $2.37 closing price as of Record Date)	$2.37	$2.9625	$11.85

Note: All figures are approximate. The actual ratio within the 1.25-for-1 to 5-for-1 range will be determined by the Board in its sole discretion.

After the effective date of the Reverse Stock Split, our Common Stock will have a new CUSIP number.

Our Common Stock is currently quoted on the OTC Markets OTCID tier under the symbol "HLEO." Our Common Stock is currently registered under Section 12(g) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Stock Split will not affect the registration of our Common Stock under the Exchange Act. Our Common Stock will continue to be quoted under the symbol "HLEO" until the uplisting to Nasdaq, if consummated.

Effect on Outstanding Derivative Securities

The Reverse Stock Split will require that proportionate adjustments be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding warrants, options, and convertible instruments in accordance with the Reverse Stock Split ratio. The adjustments to these securities, as required by the Reverse Stock Split and in accordance with the Reverse Stock Split ratio, would result in approximately the same aggregate price being required to be paid under such securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split.

Effect on Stock Option Plans

The Company has equity incentive arrangements pursuant to which stock options and other equity awards have been issued to employees, officers, and directors. In the event of a Reverse Stock Split, the Board shall make appropriate adjustments to awards granted under any equity incentive plans. Accordingly, if the Board decides to implement the Reverse Stock Split, as of the effective date the number of all outstanding option grants, the number of shares issuable, and the exercise price, as applicable, relating to options under our equity incentive plans, will be proportionately adjusted using the Reverse Stock Split ratio.

6

Effective Date

If our Board concludes that it is in the best interests of the Company and our shareholders to effect the Reverse Stock Split, the Articles of Amendment will be filed with the Florida Department of State, Division of Corporations. The actual timing of the filing of the Articles of Amendment will be determined by our Board in its sole discretion but will be no later than 12 months following the date of the shareholder written consent (i.e., no later than May 11, 2027). In addition, if for any reason our Board deems it advisable to do so, the Reverse Stock Split may be abandoned at any time prior to the filing of the Articles of Amendment, without further action by our shareholders. The Board alone will have sole discretion to determine the final ratio of the Reverse Stock Split within the parameters contained in this proposal. The Reverse Stock Split will be effective as of the date and time specified in the Articles of Amendment upon filing with the Florida Department of State (the "Effective Time").

Upon the filing of the Articles of Amendment, without further action on our part or our shareholders, the outstanding shares of Common Stock held by shareholders of record as of the Effective Time would be converted into a lesser number of shares of Common Stock based on the Reverse Stock Split ratio as determined by the Board in its sole discretion.

Treatment of Fractional Shares

Our Board does not currently intend to issue fractional shares in connection with the Reverse Stock Split. In lieu of any fractional shares, we will, as determined by the officers of the Company, either round up to the nearest whole share or pay cash in lieu of fractional shares, in each case in an amount to be determined by the Board.

Shareholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Stock Split for their beneficial holders. However, nominees may have different procedures and shareholders holding shares in street name should contact their nominees.

Shareholders will not have to pay any service charges in connection with the exchange of their share certificates or book-entry positions.

FINRA and Transfer Agent Coordination

The officers of the Company are authorized and directed to prepare and submit all required documentation to FINRA, coordinate with the Company's transfer agent and market participants, obtain a new CUSIP number if required, and take all actions necessary to effectuate the Reverse Stock Split in the public markets.

Dissenters' Right of Appraisal

Under the FBCA, no dissenters' or appraisal rights are afforded to the Company's shareholders as a result of the approval of the Authorization to effect a reverse stock split. A reverse stock split of the Company's Common Stock does not constitute a merger or consolidation of the type that triggers statutory appraisal rights under the FBCA.

Vote Required

The vote required to approve the above Authorization was the affirmative vote of the holders of a majority of the Company's voting stock pursuant to Section 607.0704 of the FBCA and the bylaws of the Company. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of shareholders of the Company.

7

Vote Obtained

Section 607.0704 of the FBCA and the bylaws of the Company provide that any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, via written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The record date for determining those shareholders of the Company entitled to receive this Information Statement is the close of business on May 11, 2026 (the "Record Date"). As of the Record Date, the Company had 25,342,454 shares of Common Stock issued and outstanding, with each share entitled to one vote, for an aggregate voting power of 25,342,454 votes.

The approximate ownership percentage of the voting stock of the Company as of the date of the written consent (May 11, 2026) of the consenting shareholders who voted to approve the Reverse Stock Split and the related amendment to the Articles of Incorporation totaled in the aggregate approximately 64.44%, held by the following shareholders:

Shareholder	Shares Held	% of Outstanding
Gregory Delory	5,600,780	22.10%
Paul Turin	7,730,329	30.50%
Edward Cabrera	3,000,000	11.84%
Total	16,331,109	64.44%

All outstanding shares are fully paid and nonassessable.

Notice Pursuant to Section 607.0704 of the FBCA

Pursuant to Section 607.0704 of the FBCA, we are required to provide prompt notice of the taking of corporate action by written consent to our shareholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 607.0704 of the FBCA. No additional action will be undertaken pursuant to such written consent, and no dissenters' rights under the FBCA are afforded to the Company's shareholders as a result of the action to be taken.

8

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to the shares of common stock beneficially owned as of May 11, 2026 by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each director; (iii) each executive officer; and (iv) all of our directors, director nominees, and executive officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them and the address of each beneficial owner listed on the table is c/o Helio Corporation, 2448 Sixth Street, Berkeley, CA 94710. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that any shares of common stock subject to options currently exercisable or exercisable within 60 days of the determination date are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class (%)(2)
Edward Cabrera, Chief Executive Officer and Chairman	3,000,000	11.84%
Mark Knauf, Chief Financial Officer (3)	5,000	*
Gregory T. Delory, Chief Technology Officer and Director	5,600,780	22.10%
Stuart D. Bale	765,220	3.02%
Bruce Campbell, Director (3)	–	–
Mario Noel Martinez, Director (3)(4)	5,000	*
Vikas Parti, Director (3)	5,000	*
Paul S. Turin, Chief Engineer (former Director)	7,730,329	30.50%
Total of Officers, Directors and Director Nominees as a Group (8 persons)	17,111,239	67.52%

5%+ Stockholder
Joseph T. Pitman	2,399,064	9.47%

* <1%

(1)	All shares owned by the officers, directors, director nominees, and persons known to be the beneficial owner of more than 5% of the Company common stock are owned outright and none are acquirable upon exercise or conversion of outstanding warrants, options, notes, or other derivative securities.
(2)	Based on 25,342,454 shares of common stock issued and outstanding as of May 11, 2026. All share counts and percentages are stated on a pre-split basis and will be adjusted to reflect the Reverse Stock Split prior to filing.
(3)	Right to acquire up to $100k of Restricted Stock Units (RSUs) vesting at $25k per quarter.
(4)	Shares are held of record by MNM CONSULTING LLC, an entity controlled by Mr. Martinez. Mr. Martinez may be deemed to beneficially own the shares held by MNM CONSULTING LLC by virtue of his control over such entity. Mr. Martinez disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

9

INTERESTS OF CERTAIN PERSONS IN THE AUTHORIZATION

No officer, director, nominee for election as a director, associate of any director, executive officer or nominee, or beneficial owner of more than 5% of our Common Stock has any substantial interest in the matter acted upon by our Board and shareholders, other than in their role as an officer, director, or beneficial owner, except that Gregory Delory, Paul Turin, and Edward Cabrera are among the consenting shareholders who approved the Reverse Stock Split by written consent.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This Information Statement may contain "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements include, but are not limited to, statements concerning the effects of the Reverse Stock Split and the proposed Nasdaq uplisting and related underwritten public offering, and statements using terminology such as "expects," "should," "would," "could," "intends," "plans," "anticipates," "believes," "projects," and "potential." Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties, and assumptions. Known and unknown risks, uncertainties, and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider the risk factors described in the Company's filings with the SEC.

10

ADDITIONAL INFORMATION

Householding of Materials

Unless we have received contrary instructions, we may send a single copy of this Information Statement to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as "householding," reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address, or if two shareholders at the same address would prefer to receive only a single set, the shareholders should contact us at the address or telephone number below.

Costs

We will make arrangements with brokerage firms and other custodians, nominees, and fiduciaries who are record holders of our Common Stock for the forwarding of this Information Statement to the beneficial owners of our Common Stock. We will reimburse these brokers, custodians, nominees, and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of the Information Statement.

Where You Can Find More Information

We are subject to the information requirements of the Exchange Act and file annual, quarterly, and special reports, proxy statements, and other information with the SEC. The SEC maintains a website that contains reports, proxy statements, and other information, including those filed by us, at http://www.sec.gov. You may request a copy of these filings, at no cost, by requesting them in writing or by telephone from the Company at the following address:

Edward M. Cabrera Chief Executive Officer Helio Corporation 2448 Sixth Street Berkeley, CA 94710 (510) 545-2666 emcabrera@helio.space

Our transfer agent and registrar is ClearTrust, LLC. Their address is 16540 Pointe Village Drive, Suite 210, Lutz, Florida 33558 and their telephone number is (813) 235-4490.

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement that describes the purpose and effect of the above action. Your consent to the above action is not required and is not being solicited in connection with this action. This Information Statement is intended to provide our shareholders information required by the rules and regulations of the Exchange Act. This Information Statement is being mailed on or about [●], 2026 to all shareholders of record as of the Record Date, May 11, 2026.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

11